      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2000
                                               REGISTRATION NO. 333-

 ===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                VERTICALNET, INC.
             (Exact name of registrant as specified in its charter)

        Pennsylvania                        7319                      23-2815834
(State or other jurisdiction    (Primary Standard Industrial       (I.R.S. Employer
     of incorporation or         Classification Code Number)    Identification Number)
        organization)


                           700 DRESHER ROAD, SUITE 100
                           HORSHAM, PENNSYLVANIA 19044
                                 (215) 328-6100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 ---------------

                             JAMES W. MCKENZIE, JR.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                VERTICALNET, INC.
                           700 DRESHER ROAD, SUITE 100
                           HORSHAM, PENNSYLVANIA 19044
                                 (215) 328-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                    Copy to:

                             MICHAEL L. PILLION, ESQ.
                            RACHEL A. GONZALEZ, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                          PHILADELPHIA, PA 19103-2921
                                 (215) 963-5000

                                 ---------------

        Approximate date of commencement of proposed sale to the public: from time to time after this registration statement becomes effective.

                                 ---------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


                                                         PROPOSED MAXIMUM          PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE        OFFERING PRICE          AGGREGATE OFFERING             AMOUNT OF
    SECURITIES TO BE REGISTERED        REGISTERED            PER UNIT                  PRICE (1)             REGISTRATION FEE
    ---------------------------        ----------            --------                  ---------             ----------------
Common Stock, $.01 par value.......     8,400,000             $32.69(1)               $274,596,000              $72,493.34


    (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low selling prices of our common stock reported on the Nasdaq National Market on May 30, 2000.

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION, DATED MAY 31, 2000

PROSPECTUS

                                8,400,000 SHARES

                                VERTICALNET, INC.

                                  COMMON STOCK

         This prospectus covers 8,400,000 shares of our common stock that we may offer and issue from time to time in business combination transactions, including mergers with or acquisitions of other businesses, or acquisitions of their assets or equity or debt securities. We and the owners or controlling persons of the businesses or assets acquired will negotiate the terms of any business combination. We will determine the value of the shares of common stock to be issued at prices reasonably related to market prices current either at the time of agreement on the terms of a business combination or at or about the time of delivery of the shares. We may also permit this prospectus to cover the resale of shares of our common stock issued to individuals or entities under this prospectus.

         We will pay expenses of the offering. We will not pay any underwriting discounts or commissions in connection with the issuance or sale of any shares, although we may pay finder's fees in connection with specific business combinations. Any person receiving a finder's fee may be deemed to be an underwriter of the shares issued in the transaction.

         Our common stock is listed on the Nasdaq National Market under the ticker symbol "VERT". On May 30, 2000, the last reported sale price of our common stock on Nasdaq was $34 5/16 per share.

         BEFORE ACQUIRING OR PURCHASING SHARES OF OUR COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS WHICH BEGINS ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IS THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                The date of this prospectus is ____________, 2000

                                TABLE OF CONTENTS

                                 ---------------


                                                                           PAGE
                                                                           ----
Where You Can Find More Information.....................................     2
Documents Incorporated by Reference.....................................     2
Our Company.............................................................     3
Risk Factors............................................................     4
Forward-Looking Statements..............................................    19
Use of Proceeds.........................................................    20
Plan of Distribution....................................................    20
Selling Shareholders....................................................    21
Legal Matters...........................................................    21
Experts.................................................................    21


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where information regarding issuers (including us) may be found.

         This prospectus is part of a registration statement on Form S-4 that we filed with the SEC. The registration statement contains more information than this prospectus regarding VerticalNet and its common stock, including exhibits and schedules. You may obtain a copy of the registration statement from the SEC at the address listed above or from its Internet site.

         Our common stock is traded on the Nasdaq National Market. Our proxy statements and other SEC filings can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

         (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.
         (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
         (3)   Our Current Reports on Form 8-K filed since December 31, 1999.
         (4) The description of our common stock contained in the registration statement on Form 8-A filed on January 19, 1999.

You may request a copy of these documents by writing to:

                                 VerticalNet, Inc.
                                 700 Dresher Road, Suite 100
                                 Horsham, Pennsylvania 19044
                                 Attention: Investor Relations
                                 Telephone: (215) 328-6100

         There will be no cost for a copy of the documents, other than for exhibits which are not specifically incorporated by reference into the information that this prospectus incorporates. To ensure timely delivery of the information, you should make your request at least five business days before the day you must make your investment decision.

                                   OUR COMPANY

         VerticalNet, Inc. owns and operates industry-specific Web sites designed as online business-to-business communities, known as vertical trade communities. These vertical trade communities provide users with comprehensive sources of information, interaction and e-commerce. As of May 1, 2000, we own and operate 56 vertical trade communities, grouped into the following industry sectors:

                  Advanced Technologies             Manufacturing and Metals
                  Communications                    Process
                  Environmental                     Public Sector
                  Food and Packaging                Service
                  Foodservice and Hospitality       Textiles and Apparel
                  Healthcare/Science

         Additionally, we provide auctions, catalogs, bookstores, career services and other e-commerce capabilities horizontally across our communities with technologies from acquired and organic sites like Industry Deals.com, IT CareerHub.com, LabX.com and Professional Store.com. Through our acquisition of NECX.com, we intend to provide an online exchange for the electronic components industry.

                                ABOUT VERTICALNET

         Principal Executive Offices:          Internet Address:

         VerticalNet, Inc.                     www.verticalnet.com (Information
         700 Dresher Road, Suite 100           contained on our Web site is not
         Horsham, Pennsylvania  19044          a part of this prospectus)
         Phone:  (215) 328-6100

                                  RISK FACTORS

         You should carefully consider the risks described below before acquiring or purchasing our common stock. Our material risks and uncertainties are described below. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties, including those that are not yet identified or that we currently think are immaterial, may also adversely affect our business, financial condition or results of operations.

OUR LIMITED OPERATING HISTORY AND EVOLVING REVENUE MODEL MAKE IT DIFFICULT TO EVALUATE WHETHER WE CAN SUSTAIN AND GENERATE REVENUES.

         We launched our first vertical trade community in October 1995 and thus have a relatively limited operating history. In addition, our revenue model is evolving, which, together with our limited operating history and the rapidly changing e-commerce market, makes evaluating our future prospects very difficult. Currently, our Internet-based revenues are generated primarily from the sale of advertising on our vertical trade communities. In the future, we expect to generate a greater percentage of our revenues from multiple sources, including e-commerce and business services. In particular, we expect that a significant percentage of our overall revenues will continue to come from our exchange operations. We may not be able to sustain our current revenues or successfully generate e-commerce or business services revenue. We also may not be able to integrate the revenue streams of NECX successfully into an e-commerce platform. If we do not sustain our current revenue or generate e-commerce or business services revenue, including revenue from exchange e-commerce applications, our business, financial condition and operating results will suffer.

WE ANTICIPATE THAT WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

         As of March 31, 2000, our accumulated deficit was $30.7 million. Although we reported net income of $42.1 million for the three months ended March 31, 2000, this net income resulted from a non-operating gain of $79.9 million. Without this non-operating gain, we would have sustained a $37.8 million net loss for the three months ended March 31, 2000. We expect to continue to incur operating losses for the foreseeable future. We may never generate an operating profit or, if we do become profitable from operations, we may be unable to sustain such profitability.

WE EXPECT OUR OPERATING EXPENSES TO INCREASE.

         Our limited operating history makes it difficult to predict our future operating results, including operating expenses. Some of our expenses are fixed, including those related to non-cancelable agreements, equipment leases and real estate leases. If our revenues do not increase, we may not be able to compensate for the lack of additional revenue by reducing expenses in a timely manner. Our revenues may not grow or may not even continue at their current level. In addition, we plan to increase our operating expenses significantly to:

         -   launch additional vertical trade communities;
         -   increase our internal sales and marketing operations;
         -   enhance our technologies;
         -   develop and deploy our e-commerce initiatives;
         -   design and integrate a scalable on-line exchange for NECX;
         -   enter into additional sponsorship agreements;
         -   broaden our customer support capabilities; and
         -   pursue marketing and distribution alliances.

         We also expect our expenses to increase significantly due to the impact of amortization expense and other charges resulting from completed and future acquisitions. Leading Web sites, browser providers and other Internet distribution channels may also begin to charge us for their providing access to our products and services. If any of these expenses are not accompanied by increased revenues, our business, financial condition and operating results could suffer.

FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

         We expect that our quarterly operating results will fluctuate significantly due to many factors, including:

         -   the seasonality of our advertising revenues;
         - the uncertain or slowed adoption of the Internet as an e-commerce and advertising medium;
         -   the level of demand for our products and services;
         -   intense and increased competition;
         - our ability to develop, introduce and market new products and services, as well as enhancements to our existing products and services, on a timely basis;
         -   market conditions in the electronic components industry;
         -   the amount and seasonal nature of our electronic component sales;
         -   our dependence on content providers;
         -   license fees payable to content providers;
         -   uncertainty of acceptance of our Internet content;
         -   management of our growth; and
         -   risks associated with past and future acquisitions.

         Many of these factors are beyond our control. In the course of our business, we may acquire securities of privately-held companies with whom we form strategic relationships. Our quarterly operating results may also fluctuate significantly due to accounting rules governing the treatment of these investments. Specifically, before the market value of these securities becomes readily determinable as a result of being tradable in a public market, they are carried on our consolidated balance sheet at cost. However, if these non-public securities become salable in the public market as a result of a transaction in which such securities are exchanged for public securities, the accounting rules require us to record a non-operating gain or loss equal to the difference between our cost and the market value of the public securities received, regardless of whether we sell or retain the public securities. Our holdings in these public securities are then marked to market at the end of each quarter. In addition, if the market value of an equity security in which we have invested becomes readily determinable and we sell the security, we will realize a gain or loss on the transaction. These non-recurring gains or losses may occur from time to time and could cause significant fluctuations in our quarterly results. We cannot assure you that we will realize any gain from our investments. Finally, if it is determined that a decline in the fair value of one of our investments is other than temporary, the investment may be deemed impaired, which would require us to write-down or write-off the carrying value of our investment. Such a result may be outside of our control and could adversely affect our stock price and business. Due to the limited history of businesses relying on the Internet as an advertising and commercial medium, we believe that period-to-period comparisons of our operating results are not meaningful, and that such comparisons may not be accurate indicators of future performance. If our operating results in one or more quarters do not meet securities analysts' or our shareholders' expectations, the price of our common stock may fall. In addition, after integrating our acquisition of NECX and RW Electronics, quarterly fluctuations in exchange revenues may disproportionately affect our revenues due to their substantial contribution to our overall revenues.

IF OUR STRATEGIC RELATIONSHIP WITH MICROSOFT DOES NOT PROVIDE THE BENEFITS WE EXPECT, OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         If we are ultimately unable, for any reason, to realize the benefits we expect from our strategic relationship with Microsoft, our business, financial condition and results of operations will suffer. We believe this strategic relationship is critical to our success because it offers the possibility of additional users of our vertical trade communities, further acceptance of our business strategy and model and additional opportunities to generate advertising and e-commerce revenues. However, we cannot assure you that any additional advertising or e-commerce revenues will be generated or that we will realize any of the other benefits expected from this relationship. To reap any such benefits, we must first fulfill our obligations in this relationship, which include, among other things, building and assisting Microsoft with the distribution of storefronts and e-commerce centers. Meeting these obligations will require substantial resources on our part, including retraining existing employees and hiring additional personnel. It may also be necessary for our management and other key personnel to divert their attention from other aspects of our business in order to focus on our implementation of the Microsoft relationship and to ensure that our other strategic relationships take into account the Microsoft relationship. Additionally, if we fail to meet the performance goals established under this relationship, we will need to pay additional amounts to Microsoft. Accordingly, the material adverse effect on our business that would result from a failure to realize the anticipated benefits from this relationship would be exacerbated by our dedication of these substantial resources to this relationship and the payment of additional amounts to Microsoft.

MARKETING AND DISTRIBUTION ALLIANCES MAY NOT GENERATE THE EXPECTED NUMBER OF NEW CUSTOMERS OR MAY BE TERMINATED.

         We use marketing and distribution alliances with other Internet companies to create traffic on our vertical trade communities and, consequently, to generate revenues. These marketing and distribution alliances allow us to link our vertical trade communities to search engines such as those offered by Lycos. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' Web sites. These arrangements may not generate the expected number of new visitors. We also may be unable to renew these marketing and distribution alliance agreements. If any of these agreements are terminated, the traffic on our vertical trade communities could decrease and cause revenues derived from our sales of advertising on co-branded pages to decrease. We are interested in entering into additional alliances with search engine providers to increase traffic to our vertical trade communities, but we cannot assure you that we will be able to enter into any new alliances. If we are unable to enter into new arrangements, the traffic on our vertical trade communities may not increase. Additionally, even if we are able to enter into additional alliances with search engines, these alliances may not necessarily increase the traffic on our vertical trade communities.

WE MAY ULTIMATELY BE UNABLE TO COMPETE IN THE MARKET FOR INTERNET PRODUCTS AND SERVICES, ADVERTISING AND E-COMMERCE.

         The market for Internet products and services, advertising and e-commerce is intensely competitive, evolving and subject to rapid technological change. We expect competition to intensify as current competitors expand their product and service offerings and new competitors enter the market. Barriers to entry are minimal, and competitors can launch new Web sites at a relatively low cost. We compete for a share of a customer's advertising budget with on-line services and traditional off-line media, such as print publications and trade associations. Several companies offer competitive vertical trade communities. We expect that additional companies will offer competing vertical trade communities on a standalone or portfolio basis. The market for e-commerce solutions in the electronic components industry, although at an early stage of development, is also intensely competitive, evolving and subject to rapid technological and other change. Our competitors in the electronic components industry, which vary in size and in the scope and breadth of the services and features offered, include:

         -   component manufacturers;
         -   franchised and independent distributors;
         -   other market makers;
         -   electronic components brokers;
         -   on-line catalog aggregators;
         -   on-line excess surplus auction companies;
         -   enterprise software companies;
         -   e-procurement providers; and
         -   vertical content providers.

         We expect the intensity of competition in our target markets to increase in the future as the amount of e-commerce transacted over the Internet grows. Increased competition may result in reduced margins and loss of market share, either of which could seriously harm our business. Many of our competitors have longer operating histories, greater brand recognition and greater financial, technical, marketing and other resources than we do, and may have well-established relationships with our existing and prospective customers. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. Our competitors may also develop Internet products or services that are superior to, or have greater market acceptance than, ours. If we are unable to compete successfully against our competitors, our business, financial condition and operating results may suffer.

WE MAY NOT REALIZE ANY RETURN ON OUR INVESTMENTS, AND MAY EVEN LOSE ENTIRE INVESTMENTS UNDERTAKEN IN CONNECTION WITH STRATEGIC RELATIONSHIPS.

         We are increasingly asked to make equity investments in the companies with whom we form strategic relationships. We may never realize any return on these investments, which generally exceed $1.0 million in each instance. In fact, we may lose our entire investment, which would materially and adversely affect our business and financial condition. The success of any such investment is far from certain, given that these companies have limited financial and other resources, yet are subject to many of the same risks and uncertainties that we face in our business, including limited operating histories, evolving revenue models and uncertain market acceptance of their products and services. Moreover, we are often unable to require terms and conditions of the investment (e.g., board membership or observer rights) that are particularly favorable to us vis-a-vis other investors. Allocating our financial resources to these types of investments, rather than reinvesting those funds in our own business, may ultimately cause our business to suffer.

ACQUISITIONS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

         We have acquired, and plan to continue acquiring, complementary Internet and non-Internet companies, technologies and assets. Acquisitions are subject to numerous risks including, without limitation, the following:

         - acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;
         - we may acquire companies in markets in which we have little experience;
         -   we may not be able to retain key employees from acquired companies;
         - we may not be able to integrate the services, products and personnel of any acquisition successfully into our operations;
         - we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions;
         - we may not realize any return on our investment in the acquired company and may even lose our entire investment and incur significant additional losses;
         - our share price could decline following the market's reaction to our acquisitions;

         -   our amortization expense will increase as a result of acquisitions;
             and
         - our interest deductions may be disallowed for federal income tax purposes.

THE INTEGRATION OF THE EXCHANGES INTO OUR OPERATIONS MAY NOT RESULT IN ADDITIONAL REVENUES.

         We believe our acquisition of NECX and other exchanges could result in additional revenue for us. However, our ability to generate substantially higher revenues is dependent on our ability to integrate our off-line exchange business with an on-line business. For the three months ended March 31, 2000, NECX generated net revenues of approximately $14.6 million, all of which were attributable to its off-line market-making business. By comparison, VerticalNet generated net revenues of approximately $12.9 million for the three months ended March 31, 2000, all of which were derived from on-line advertising and e-commerce arrangements. To integrate an off-line exchange business into our vertical trade communities, we have retained Computer Sciences Corporation to help design and build a new on-line exchange for NECX. We expect this project to be expensive and time-consuming. Customers who currently use NECX may no longer do so after the transition. We cannot assure you that this project will be completed at the cost and on the timeline that we currently contemplate. If we cannot integrate NECX's traditional off-line business effectively into our on-line solution, whether due to time, monetary or other limitations, or if we cannot retain existing customers and attract new ones, the potential to generate additional revenues through our exchange business may never be realized, and our business, financial condition and operating results could suffer.

OUR ON-LINE EXCHANGE MAY NOT BE SUCCESSFUL IF IT IS NOT ADOPTED BY A SIGNIFICANT NUMBER OF BUYERS AND SUPPLIERS.

         We are attempting to transition the off-line exchange business of NECX into an on-line exchange. If we do not successfully transition those buyers and suppliers who use NECX's off-line business to an on-line exchange and attract a significant number of additional buyers and suppliers to an on-line exchange, our on-line exchange will not be widely accepted, which in turn would limit the growth of our e-commerce revenues and could adversely affect our business, financial condition and operating results. Whether we can retain and attract buyers and suppliers will depend in large part on our ability to design, develop and implement a secure, user-friendly application with features and functionality that buyers and suppliers find attractive in an e-commerce solution and that provides substantial value to its users over traditional procurement methods. Even if we launch our on-line exchange, buyers and suppliers may continue purchasing and selling products through traditional procurement methods, rather than adopting an Internet-based solution. Buyers and suppliers also may not use our on-line exchange if they do not perceive it as a neutral marketplace that does not favor one participant over another.

THE ELECTRONICS INDUSTRY HAS HISTORICALLY EXPERIENCED CYCLES AND DOWNTURNS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

         General economic downturns and business cycles have historically had an adverse economic effect upon participants in the electronics industry, including hardware and component manufacturers, distributors and market makers such as NECX. In addition, lengthier life-cycles for existing electronic products and delays in new product development and introduction can affect demand for electronic hardware and components. If economic downturns or the cyclical nature of the electronic industry causes a reduction in the amount of electronic components bought and sold, our business, financial condition and operating results could suffer.

IF WE ARE UNABLE TO MAINTAIN GROSS PROFIT MARGINS IN OUR EXCHANGE BUSINESS, OUR OPERATING RESULTS WILL SUFFER.

         Gross profit margins in our exchange business are affected by numerous factors, including the following:

         -   component supply;

         -   demand for components;
         -   inventory levels held by electronic manufacturers and distributors;
         -   component lead times;
         -   product sales mix; and
         -   our ability to purchase components at favorable prices.

         Many of these factors are beyond our control. To the extent any decrease in our gross profit margins is not accompanied by either a proportional increase in transaction volume or a proportional decrease in our operating expenses, our operating results, and thus our business, will suffer.

IF OUR ADVERTISING REVENUES DECLINE, OUR BUSINESS WOULD SUFFER.

         We currently rely on revenues generated from the sale of advertising on our vertical trade communities for a significant portion of our revenues. If we do not continue to increase advertising revenues and develop other sources of revenues, our business would suffer. Our ability to increase our advertising revenues depends on many factors, including, without limitation:

         - advertisers' acceptance of the Internet as a legitimate advertising medium;
         - the development of a large base of users on our vertical trade communities who possess demographic characteristics attractive to advertisers; and
         -   the expansion of our sales force.

         Other factors could also affect our advertising revenues. For example, widespread use of "filter" software programs that limit access to storefront advertising from the Internet user's browser could reduce advertising on the Internet, which would impair our business, financial condition and operating results. Additionally, for some of our advertising customers, we provide extended payment terms over the customer's advertising contract. To the extent that these amounts are not collected, our advertising revenues, bad debt expense and cash flows may be negatively impacted. We also have barter arrangements where we provide banner advertisements and storefronts to some of our customers in exchange for advertising on their Web sites or in their publications. If our barter arrangements do not continue, our advertising revenues may decline. For the three months ended March 31, 2000, approximately $1.9 million, or 7%, of our reported revenue was generated by barter advertising arrangements.

THE SEASONALITY OF OUR ADVERTISING REVENUES AND USAGE CAUSES OUR OVERALL REVENUES TO FLUCTUATE.

         Some of our revenue is seasonal, which causes our revenues to be lower in the second and third quarters of each calendar year. As a result, after the announcement of our results for the second and third quarters of each calendar year, our stock price may be lower than at other times of the year. We experience seasonality in our advertising revenue because advertising and media buying tends to be highest in the first and fourth quarters of each calendar year. We also experience seasonality in our traffic. User traffic on our vertical trade communities and the Web sites of our partners is lower during the summer and year-end vacation and holiday periods, when business usage of the Web and our services typically declines. In addition, we anticipate seasonality in our exchange business, as sales of electronic components and hardware have historically been highest in the last quarter of the calendar year. Thus, quarterly fluctuations in exchange revenues may disproportionately affect our revenues because of their substantial contribution to our overall revenues.

CHANGES IN INDUSTRY ADVERTISING RATES COULD NEGATIVELY IMPACT OUR REVENUES.

         Changes in industry pricing practices for advertising rates could negatively impact our revenues in the future. Currently, we base our storefront advertising rates on a variety of factors, including:

         -   the maturity of the particular vertical trade community;

         -   the number of storefronts;
         -   the amount of other advertising purchased; and
         -   the length of the advertising contract.

         In the future, advertising rates may be based on different criteria matrices such as the number of sales inquiries generated or visitors sent from our vertical trade communities to advertisers' Web sites. These changes could negatively impact our revenues.

OUR INTERNET CONTENT MAY NOT ATTRACT USERS WITH DEMOGRAPHIC CHARACTERISTICS VALUABLE TO OUR ADVERTISERS.

         Our future success depends in part upon our ability to deliver through the Internet compelling content about various industries that will attract users with demographic characteristics valuable to our advertising customers. If we are unable to develop content that attracts a loyal user base possessing demographic characteristics attractive to advertisers, it could harm our business, financial condition and operating results. In addition, we may be unable to anticipate or respond to rapidly changing buyer preferences to attract enough users to our vertical trade communities. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Internet sites offer original content. It may therefore be difficult for us to distinguish our content and attract users. We rely on third parties, such as trade publications and news wires, to provide some of the content for our vertical trade communities. It is critical to our business that we maintain and build our existing relationships with content providers. We may not be able to maintain relationships with the third parties we depend upon to provide the content for our vertical trade communities, which could result in decreased traffic on our vertical trade communities and decreased advertising revenue. Many of our agreements with content providers are for initial terms of one to two years. The content providers may choose not to renew the agreements or may terminate the agreements early if we do not fulfill our contractual obligations, including our payment obligations. If a significant number of content providers terminate our agreements with them, it could result in decreased traffic on our vertical trade communities and decreased advertising revenue. Because our agreements with certain of our content providers are nonexclusive, a competitor could offer content similar to, or the same as, ours.

THE LICENSE FEES WE PAY TO CONTENT PROVIDERS MAY INCREASE.

         If licensing fees to content providers increase, our business, financial condition and operating results may be negatively impacted. These license fees may increase as competition for such content increases. Our content providers may not enter into new agreements with us on terms similar to those in our current agreements.

IF WE DO NOT DEVELOP THE "VERTICALNET" BRAND AND OUR "VERTICAL TRADE COMMUNITY" AND OTHER BRANDS, OUR ADVERTISING REVENUES COULD DECREASE.

         To be successful, we must establish and strengthen the brand awareness of the "VerticalNet" brand, as well as the brands associated with each individual vertical trade community (e.g., wateronline.com) and our recent acquisitions, including NECX and Tradeum. If our brand awareness is weakened, it could decrease the attractiveness of our audiences to advertisers, which could result in decreased advertising revenues. We believe that brand recognition will become more important in the future with the growing number of Internet sites. Our brand awareness could be diluted, which could impair our business, financial condition and operating results if users do not perceive our products and services to be of high quality.

WE MAY NOT DEVELOP SIGNIFICANT REVENUES FROM E-COMMERCE, WHICH COULD ADVERSELY AFFECT OUR FUTURE GROWTH.

         For the three months ended March 31, 2000, approximately 4% of our revenues were generated from e-commerce. If we do not generate increased revenue from e-commerce, our business, financial condition and operating results could be impaired. To generate significant e-commerce revenues, we will have to continue to build and acquire significant e-commerce capabilities. Our recent acquisitions to enhance our e-commerce capabilities, which include RW Electronics, Tradeum, NECX, Isadra, LabX and CertiSource, also may not meet our expectations.

IF WE ARE UNABLE TO PROVIDE OUR CUSTOMERS AND USERS WITH REAL-TIME ACCURATE PRODUCT INFORMATION, OUR E-COMMERCE STRATEGY WILL NOT SUCCEED.

         Currently, we are responsible for loading supplier product information into our database and categorizing the information for search purposes. This process entails a number of risks, including dependence on our suppliers to provide us in a timely manner with accurate, complete and current information about their products, and to update this information promptly when it changes. We will not derive revenue from these products until this data is loaded in our database. Timely loading of these products in our database depends upon a number of factors, including the file formats of the data provided to us by suppliers and our ability to further automate and expand our operations to load this data accurately in our product database, any of which could delay the actual loading of these products. In addition, we are generally obligated under our supplier agreements to load updated product data into our database within a specified period of time following its delivery from the supplier. While we intend to further automate the loading and updating of supplier data on our system, we may not be able to do so in a timely manner, in part because achieving the highest level of this automation is dependent upon our suppliers' automating their delivery of product data to us. If our suppliers do not provide us in a timely manner with accurate, complete and current information about the products we offer, our database may be less useful to our customers and users and may expose us to liability. Although we screen our suppliers' information before we make it available to our customers and users, we cannot guarantee that the product information available in our database will always be accurate, complete and current, or comply with governmental regulations. This could expose us to liability or result in decreased adoption and use of our vertical trade communities, which could reduce our revenues and therefore have a negative effect on our business, results of operations and financial condition.

IF OUR SUPPLIERS DO NOT PROVIDE TIMELY AND PROFESSIONAL DELIVERY OF PRODUCTS TO OUR CUSTOMERS, OUR BUSINESS WILL BE HARMED.

         We rely on our suppliers and manufacturers to deliver products to our customers in a professional, safe and timely manner. If our suppliers do not deliver the products to our customers in a professional, safe and timely manner, then our service will not meet customer expectations and our reputation and brand will be damaged. In addition, deliveries that are nonconforming, late or are not accompanied by information required by applicable law or regulations could expose us to liability or result in decreased adoption and use of our vertical trade communities, which could have a negative effect on our business, results of operations and financial condition. In some instances, we bear the responsibility for product refunds and returns and the risk of non-collectibility of accounts receivable from our customers.

IF WE ARE UNABLE TO COMPLETE FUTURE ACQUISITIONS, WE MAY BE UNABLE TO GROW AS PLANNED.

         We have been growing, and plan to continue to grow, our business through acquisitions. We may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices or on reasonable terms. Even if we are able to identify appropriate acquisition candidates, we may not be able to negotiate the terms of any acquisition successfully, finance the acquisition or integrate the acquired business, products or technologies into our existing business operations. If we are unable to complete future acquisitions, our business, financial condition and operating results could suffer.

OUR RAPID GROWTH MAKES IT DIFFICULT TO MANAGE OUR GROWTH EFFECTIVELY.

         We have rapidly and significantly expanded our operations and expect to continue to do so by adding new products, hiring new employees and acquiring new businesses. This growth has placed, and is expected to continue to place, a significant strain on our resources and systems. To manage our growth, we must implement systems and train and manage our employees. If we fail to implement systems, train and manage our employees or integrate our recent and future acquisitions successfully, our business, financial condition and operating results could suffer.

OUR BUSINESS IS SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

         A substantial portion of our current business is based upon international sales. We believe that our international sales will increase in the future. In addition, we purchase a substantial amount of components from entities based in foreign countries. We are subject to a number of risks and uncertainties associated with these international business activities. These risks and uncertainties generally include:

         - difficulties in the enforcement of contractual obligations and intellectual property rights, including licensing rights;
         -   currency exchange rate fluctuations and higher duty rates;
         -   unexpected changes in regulatory requirements;
         - tariffs, import and export controls and regulations and other trade barriers;
         - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
         - increased costs and difficulties in managing and staffing international operations;
         - compliance with applicable United States and foreign laws, especially import/export requirements;
         - potentially adverse tax consequences, including restrictions on the repatriation of earnings;
         - the costs and burdens of complying with a wide variety of foreign laws and differing trade customs and practices;
         -   political instability; and
         -   potential transportation delays.

         These factors may have a negative effect on current and future international operations and, consequently, on our business, results of operations and financial condition.

OUR INTERNATIONAL EXPANSION MAY MAKE IT MORE DIFFICULT TO MANAGE OUR BUSINESS.

         In February 2000, we announced the formation of VerticalNet Europe, a joint venture with British Telecommunications, plc and Internet Capital Group, and the formation of VerticalNet Japan, a joint venture with Softbank Commerce Corp. We intend to establish and promote European and Japanese business-to-business trade communities through these new joint ventures. In June 1999, we entered into a co-branding agreement with Metropolis Transactive (Proprietary) Limited, a South African company creating on-line marketplaces focused on the African market. We expect to further expand in international markets. To do so, we plan to establish international operations, hire additional personnel and establish relationships with additional suppliers and strategic partners. This expansion will require significant management attention and financial resources and could have a negative effect on our business, revenues, financial condition and results of operations. We may not be able to create or sustain international demand for our Internet-based, e-commerce business model and services. Even if we are able to identify appropriate international joint venture partners, we may not be able to negotiate the terms of any venture successfully, finance the venture or integrate the venture partner's business, products or technology into our existing business operations, or we may become dependent on our joint venture partners.

RISK OF FAILURE OF OUR COMPUTER AND COMMUNICATIONS HARDWARE SYSTEMS INCREASES WITHOUT BACK-UP FACILITIES.

         The performance of our computer and communications hardware systems is critical to our business and reputation and our ability to process transactions, provide high quality customer service and attract and retain customers, suppliers, users and strategic partners. Any system interruptions that cause our vertical trade communities to be unavailable to users may reduce the attractiveness of our vertical trade communities to advertisers, buyers and suppliers and could impair our business, financial condition and operating results. We maintain most of our computer systems in two Web-hosting facilities in New Jersey. We do not currently have back-up or redundant facilities for our computer systems. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

CAPACITY LIMITS ON OUR TECHNOLOGY, TRANSACTION PROCESSING SYSTEM AND NETWORK HARDWARE AND SOFTWARE MAY BE DIFFICULT TO ESTIMATE AND WE MAY NOT BE ABLE TO EXPAND AND UPGRADE OUR SYSTEMS TO MEET INCREASED USE.

         As traffic in our vertical trade communities continues to increase, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to accurately estimate the rate of increase in our vertical trade communities. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our vertical trade communities. If we do not appropriately upgrade our systems and network hardware and software, our business, financial condition and operating results will suffer. Our acquisitions of Isadra and Tradeum, and their respective technologies, may not be successfully integrated into our existing technology. Additionally, we may be unsuccessful in utilizing Tradeum's technology to build the on-line platform for NECX.

OUR MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, WITH WHICH WE MAY NOT BE ABLE TO KEEP PACE IN A COST-EFFECTIVE WAY.

         Our market is characterized by rapid technological change and frequent new product announcements. Significant technological changes could render our existing vertical trade community technology obsolete. If we are unable to respond to these developments successfully or do not respond in a cost-effective way, our business, financial condition and operating results will suffer. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, services and features of our vertical trade communities, by developing new features to meet customer needs and by successfully developing and introducing new versions of our Internet-based e-commerce business model on a timely basis. Our success will depend, in part, on our ability to acquire or license leading technologies useful in our business, enhance our existing services and develop new services and technology that address the needs of our customers. We will also need to respond to technological advances and emerging industry standards in a cost-effective and timely basis.

WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN EASILY IDENTIFIABLE WEB ADDRESSES OR PREVENT THIRD PARTIES FROM ACQUIRING WEB ADDRESSES SIMILAR TO OURS.

         We currently hold various Internet Web addresses relating to our brands. We may not be able to prevent third parties from acquiring Web addresses that are similar to our addresses, which could impair our business, financial condition and operating results. The acquisition and maintenance of Web addresses generally is regulated by governmental agencies and their designees. The regulation of Web addresses in the United States and in foreign countries is subject to change. We may not be able to acquire or maintain relevant Web addresses in all countries where we conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

OUR INTERESTS MAY CONFLICT WITH THOSE OF INTERNET CAPITAL GROUP, OUR LARGEST SHAREHOLDER, WHICH MAY AFFECT OUR BUSINESS STRATEGY AND OPERATIONS NEGATIVELY.

         As a result of its stock ownership and board representation, Internet Capital Group is in a position to affect our business strategy and operations, including corporate actions such as mergers or takeover attempts, in a manner that could conflict with the interests of our public shareholders. At April 30, 2000, Internet Capital Group beneficially owned 24,590,020 shares, or 30.3%, of our common stock. In addition, at April 30, 2000, Internet Capital Group owned warrants to purchase an additional 478,624 shares of our common stock and $5.0 million of our convertible subordinated debentures, which are convertible into 250,000 shares of our common stock. Two representatives of Internet Capital Group are members of our board of directors. We may compete with Internet Capital Group for Internet-related opportunities as it seeks to expand its number of business-to-business assets, in part through acquisitions and investments. Internet Capital Group, therefore, may seek to acquire or invest in companies that we would find attractive. While we may partner with Internet Capital Group on future acquisitions or investments, we have no current contractual obligations to do so. We do not have any contracts or other understandings that would govern resolution of this potential conflict. This competition, and the potential conflict posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities. Additionally, in order to avoid registration under the Investment Company Act of 1940, Internet Capital Group may need to own more than 25% of our voting securities. If its ownership interest falls below 25%, Internet Capital Group may need to either liquidate its position entirely or purchase additional voting securities to return to an ownership interest of at least 25% in order to avoid having to register as an investment company. The possible need of Internet Capital Group to maintain a 25% ownership position could adversely influence its decisions regarding actions that may otherwise be in the best interests of our public shareholders.

OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL WHO WE MAY NOT BE ABLE TO RETAIN, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL PERSONNEL TO MEET OUR HIRING NEEDS.

         We believe that our success depends on continued employment of our senior management team. If one or more members of our senior management team were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Only two members of our senior management team have an employment agreement. We carry key person life insurance on some, but not on all, of our senior management personnel. Our success also depends on having a highly trained technical staff, sales force and telesales group. Our telesales group was formed recently. We will need to continue to hire additional personnel as our business grows. A shortage in the number of trained technical personnel and salespeople could limit our ability to design, develop and implement our e-commerce solutions and other technology, increase sales in our existing vertical trade communities and make new sales as we launch new vertical trade communities. We plan to expand our employee base to manage our anticipated growth. Competition for personnel, particularly for employees with technical expertise, is intense. Our business, financial condition and operating results will suffer if we cannot hire and retain suitable personnel.

OUR SUCCESS DEPENDS ON THE DEVELOPMENT OF THE E-COMMERCE MARKET, WHICH IS UNCERTAIN.

         Business-to-business e-commerce is a new and emerging business practice that remains largely untested in the marketplace and depends on the increased acceptance and use of the Internet as a medium of commerce. If e-commerce does not grow or grows more slowly than expected, our business will suffer. Our long-term success depends on widespread market acceptance of e-commerce. A number of factors could prevent such acceptance, including the following:

         - buyers may be unwilling to shift their purchasing from traditional vendors to on-line vendors;
         - the necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;
         - customers and suppliers may be unwilling to use on-line vendors due to security and confidentiality concerns;
         - increased government regulation or taxation may adversely affect the viability of e-commerce;
         - insufficient availability of, or changes in, telecommunication services could result in slower response times or inconsistent service quality;
         - adverse publicity and concerns about the security and confidentiality of e-commerce transactions could discourage its acceptance and growth;
         -   lack of human contact that current traditional suppliers provide;
             and
         - lack of availability of cost-effective, high-speed Internet service.




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


ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN.

         The growth of Internet advertising requires validation of the Internet as an effective advertising medium. This validation has not yet fully occurred. Acceptance of the Internet among advertisers will also depend on growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our business, financial condition and operating results could suffer. No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so. Our business, financial condition and operating results would suffer if the market for Internet advertising fails to develop or develops more slowly than expected.

SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR CONDUCTING E-COMMERCE.

         The secure transmission of confidential information over the Internet is essential to maintaining customer and supplier confidence. Concerns regarding security of transactions and transmitting confidential information over the Internet may negatively impact our e-commerce business. We believe that concern regarding the security of confidential information transmitted over the Internet, such as credit card numbers, prevents many potential customers from engaging in on-line transactions. If we do not add sufficient security features to future product releases, our products may not gain market acceptance or we may incur additional legal exposure. We have included basic security features in some of our products to protect the privacy and integrity of customer data, such as password requirements for access to portions of our vertical trade communities. We currently use authentication technology, which requires passwords and other information to prevent unauthorized persons from accessing a customer's information. We also use encryption technology, which transforms information into a "code" designed to be unreadable by third parties, to protect confidential information such as credit card numbers in commerce transactions. Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more prevalent (and consequently becomes the focus of our development of direct marketing products), our customers will become more concerned about security. If we do not adequately address these concerns, this could impair our business, financial condition and operating results.

LIMITED INTERNET INFRASTRUCTURE MAY AFFECT SERVICE.

         The accelerated growth and increasing volume of Internet traffic may cause performance problems, which would slow the adoption of our Internet-based e-commerce solution. The growth of Internet traffic due to very high volumes of use over a relatively short period of time has caused frequent periods of decreased Internet performance, delays and, in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet and the internal networks of Internet users. If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. If our existing or potential customers experience frequent outages or delays on the Internet, the adoption or use of our Internet-based, e-commerce business model may grow more slowly than we expect or even decline. Our ability to increase the speed and reliability of our Internet-based business model is limited by and depends upon the reliability of both the Internet and the internal networks of our existing and potential customers. As a result, if improvements in the infrastructure supporting both the Internet and the internal networks of our customers and suppliers are not made in a timely fashion, we may have difficulty obtaining new customers or maintaining our existing customers, either of which could reduce our potential revenues and cause our business, results of operations and financial condition to suffer.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

         Proprietary rights are important to our success and our competitive position. As of May 1, 2000, we own and use 24 trademarks registered with the United States Patent and Trademark Office ("PTO"). Additionally, we have applications for registration of various trademarks pending with the PTO. Outside of the United States, as of May 1, 2000, we own and use 7 trademarks registered with various foreign patent and trademark offices and have 36 applications pending with foreign patent and trademark offices. Although we seek to protect our proprietary rights, we may be unable to protect our trademarks and other proprietary rights adequately or to prevent others from claiming violations of their trademarks and other proprietary rights. Generally, our domain names for our vertical trade communities cannot be protected as trademarks because they are considered "generic" under applicable law. In addition, effective copyright and trademark protection may be unavailable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work. We also license content from third parties, which makes it possible that we could become subject to infringement actions based upon the content licensed from those third parties. We generally obtain representations as to the origin and ownership of such licensed content and indemnification from those third parties; however, this may not adequately protect us. Any of these claims, regardless of their merit, could subject us to costly litigation and the diversion of our technical and management personnel.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET.

         We may be subject to legal claims relating to the content in our vertical trade communities, or the downloading and distribution of such content. For example, persons may bring claims against us if material that is inappropriate for viewing by young children can be accessed from our vertical trade communities. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided on our vertical trade communities is drawn from data compiled by other parties, including governmental and commercial sources, and we re-key the data. This data may have errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. Our insurance may not cover claims of this type, or may not provide sufficient coverage. Our business, financial condition and operating results could suffer materially if costs resulting from these claims are not covered by our insurance or exceed our coverage.

WE MAY BE EXPOSED TO PRODUCT LIABILITY AND OTHER COMMERCIAL CLAIMS.

         We face potential liability for claims based on the nature of the products that we sell and distribute, including those sales utilizing the Internet, including claims for breach of warranty, product liability, misrepresentation, violation of governmental regulations and other commercial claims. Most of the manufacturers whose products we distribute have warranties on those products. We pass that warranty through to our customers whenever possible. However, in some instances we bear the risk of loss of revenue from the product sale if a purchaser does not pay for a defective product. Although we maintain general liability insurance, our insurance may not cover some claims or penalties, is subject to policy limits and exclusions and may not adequately indemnify us or our employees from any civil, governmental or criminal liability. Furthermore, this insurance may not be available at commercially reasonable rates in the future. Any liability not covered by our insurance or in excess of our insurance coverage could harm our business, financial condition and operating results.

WE ARE SUBJECT TO GOVERNMENT REGULATION THAT EXPOSES US TO POTENTIAL LIABILITY AND NEGATIVE PUBLICITY.

         We currently rely upon our suppliers to meet all packaging, distribution, labeling, hazard and health information notices to purchasers, record keeping and licensing requirements applicable to our business during the entire transaction. Our reliance on suppliers' regulatory due diligence assessment of purchasers and the compliance by suppliers and purchasers with applicable governmental regulations may not be sufficient if we are required to have our own licenses. For example, if we are held to be a seller or a distributor of regulated products because we took legal title, we may have inadvertently violated some governmental regulations by not having the appropriate license or permit and may be subject to potentially severe civil or criminal penalties and fines for each offense. We are unable to verify that our suppliers have in the past complied, or will in the future comply, with the applicable governmental regulatory requirements, or that their actions are adequate or sufficient to satisfy all governmental or other legal requirements that may be applicable to our sales. We could be fined or exposed to civil or criminal liability, including monetary fines and injunctions, and we could receive potential negative publicity, if the applicable governmental regulatory requirements have not been, or are not being, fully met by our suppliers or by us directly. Negative publicity, fines and liabilities could also occur if an unqualified person, or even a qualified customer, lacks the appropriate license or permits to sell, use or ship, or improperly receives a dangerous or unlicensed product through us. We do not maintain any reserve for potential liabilities resulting from government regulation. It is also possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet. These laws and regulations may, for example, cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, access charges and information security. The enactment of such laws could have a negative effect on our business, financial condition and operating results.

WE MAY NOT HAVE SUFFICIENT CASH FLOW TO SERVICE OUR DEBT.

         As of March 31, 2000 (on a pro forma basis to reflect the conversion of some of our 5 1/4% convertible subordinated debentures), we had approximately $24.4 million in long-term debt (including the current portion). Currently, we are not generating sufficient cash flow to satisfy the annual debt service payments required as a result of our September 1999 offering of convertible subordinated debentures. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result, which would negatively impact our future prospects.

WE MAY REQUIRE ADDITIONAL CAPITAL FOR OUR OPERATIONS, WHICH COULD HAVE DILUTIVE AND OTHER NEGATIVE EFFECTS ON OUR SHAREHOLDERS.

         We currently anticipate that the net proceeds of our September 1999 offering of convertible debentures and the sale of our Series A 6.00% convertible redeemable preferred stock and a warrant to Microsoft, together with our existing borrowing arrangements, current investments (including equity interests in other entities) and other available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds in the future to fund rapid expansion, pursue customer sales, develop new or enhanced solutions and services, respond to competitive pressures or acquire complementary businesses, technologies or services. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution and these securities may have powers, preferences and rights that are senior to those of the rights of our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, promote our brand identity, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures. Any inability to do so could harm our business, revenues, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT SHAREHOLDERS MAY CAUSE OUR STOCK PRICE TO DECLINE.

         If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options and warrants, then the market price of our common stock could fall. As of May 10, 2000, the holders of up to approximately 34,137,200 shares of common stock, warrants to purchase 2,127,038 shares of common stock and Series A 6.00% convertible redeemable preferred stock, which are initially convertible into 1,151,080 shares of common stock, have demand and/or piggy-back registration rights. Under the terms of the Series A preferred stock, we may elect to pay the dividends payable thereunder by issuing shares of Series A preferred stock or shares of common stock, rather than paying cash dividends. The shares of common stock underlying any dividended shares of Series A preferred stock and any dividended shares of common stock are also subject to demand and piggyback registration rights. The exercise of such rights could adversely affect the market price of our common stock. We have also filed a registration statement to register shares of common stock under our stock option and employee stock purchase plans. Shares issued upon exercise of stock options and employee stock purchase plans will be eligible for resale in the public market without restriction.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

         VerticalNet is a Pennsylvania corporation. Anti-takeover provisions of Pennsylvania law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our shareholders. Our articles of incorporation provide that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a staggered three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third party to acquire us.

OUR COMMON STOCK PRICE IS LIKELY TO REMAIN HIGHLY VOLATILE.

         The market price of our common stock has been, and will likely continue to be, highly volatile as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to such volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, these companies' stocks recorded lows well below such historical highs. [Our stock may not trade at the same levels as other Internet stocks, and Internet stocks in general may not sustain their current market prices.] Factors that could cause volatility may include, among other things:

         -   actual or anticipated variations in quarterly operating results;
         -   announcements of technological innovations;
         -   new sales models or new products or services;
         -   changes in financial estimates by securities analysts;
         -   conditions or trends in the Internet industry;
         -   changes in the market valuations of other Internet companies;
         -   failure to meet analysts' expectations;
         - announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;
         -   capital commitments;
         -   additions or departures of key personnel;
         -   sales of common stock; and
         - stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet companies.

         Many of these factors are beyond our control. These factors may cause the market price of our common stock to fall, regardless of our operating performance.

THE YEAR 2000 PROBLEM MAY STILL HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         We could possibly face problems or disruptions in our business as a result of the Year 2000 problem and are continuing to assess potential issues. It is possible that errors or defects remain undetected or that dates other than January 1 or February 29 may trigger Year 2000 type problems. We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software and other equipment used internally. If our past and present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our business, operating results and financial position could be harmed. If our Web-hosting facilities are not Year 2000 compliant, our production Web sites would be unavailable and we would not be able to deliver services to our users. If our production and operational facilities that support our Web sites are not Year 2000 compliant, small portions of our Web sites may become unavailable.

                           FORWARD-LOOKING STATEMENTS

         Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include among other things, statements relating to e-commerce strategy, acquisition and expansion strategy, development of services, projected capital expenditures, liquidity, development of additional revenue sources, development and maintenance of profitable marketing and distribution alliances, market acceptance of the Internet, acquisition and/or development of profitable new vertical trade communities, technological advancement, ability to develop "brand" identification and global expansion.

         Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially.

         We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" on page 4 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

         We will not receive any proceeds from any offerings of our common stock registered under this registration statement other than the value of the businesses or properties we acquire in the proposed acquisitions.

                              PLAN OF DISTRIBUTION

         This prospectus covers shares of common stock that we may offer and issue from time to time in business combination transactions, including mergers with or acquisitions of other businesses, or acquisitions of their assets or equity or debt securities. This prospectus will also cover the resale of shares of our common stock issued to individuals or entities under this prospectus.

         The purchase price for any of our acquisitions will be determined by negotiations between us and the owners or controlling persons of the acquired businesses or assets. We expect that the shares of common stock issued in any acquisition will be valued at a price reasonably related to the market value of the common stock either at the time we agree on the terms of an acquisition or at the time of delivery of the shares.

         We do not expect to pay underwriting discounts or commissions when we issue shares of common stock under this prospectus. However, we may pay finder's fees or brokers commissions in specific acquisitions, and we may pay these fees in shares of common stock covered by this prospectus. Any person receiving a fee may be an underwriter within the meaning of the Securities Act.

                              SELLING SHAREHOLDERS

         We may from time to time permit individuals or entities that receive shares of common stock from us in business combinations to resell their shares using this prospectus. We refer to these persons and entities as selling shareholders.

         These sales may be made from time to time on the Nasdaq National Market at prevailing prices or at negotiated prices. The selling shareholders may also sell shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on Nasdaq.

         The selling shareholders may use broker-dealers to sell their shares. Selling shareholders may pay these broker-dealers in the form of underwriting discounts, concessions or commissions from the sales. The selling shareholders and any broker-dealers that participate in the distribution may be deemed to be underwriters within the meaning of the Securities Act, and any commissions received or profits earned may be deemed to be underwriting discounts and commissions under the Securities Act. We and the selling shareholders may also agree to indemnify the broker-dealers against liabilities under the Securities Act. In addition, we may agree to indemnify the selling shareholders and any underwriter of the shares of common stock against liabilities under the Securities Act or, if indemnity is unavailable, we may agree to contribute toward payments for liabilities under the Securities Act.

         If required under the Securities Act, we will file a supplemental prospectus disclosing the name of any selling shareholder, the name of any broker-dealers involved in a sale, the commissions paid or discounts or concessions allowed and other facts material to the transaction.

         We may agree to pay costs and expenses that the selling shareholders incur in connection with the registration of their shares, but we expect that the selling shareholders pay all selling commissions, transfer taxes and related charges in connection with the offer and sale of their shares.

         The selling stockholders may sell the shares of common stock offered under this prospectus from time to time and may choose to sell less than all or none of their shares.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by James W. McKenzie, Jr., our General Counsel.

                                     EXPERTS

         The consolidated financial statements and schedule of VerticalNet, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of NECX Exchange, LLC incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Tradeum Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Kost Forer &

Gabbay, a member of Ernst & Young International, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of R.W. Electronics, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Tonneson & Company CPAs PC, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Amended and Restated Articles of Incorporation provide that pursuant to and to the extent permitted by Pennsylvania law, the Company's directors shall not be personally liable for monetary damages for breach of any duty owed to the Company and its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director, the provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws. The Company's Amended and Restated Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law. Pennsylvania law permits the Company to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Company to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

         In general, any officer or director of the Company shall be indemnified by the Company against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Company, if the officer or director acted in good faith, and in the manner believed to be in or not opposed to the Company's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnifications not prohibited by Pennsylvania law or any other applicable law.

         Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Company shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Company.

         Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that person is not entitled to be indemnified by the Company as authorized by our Bylaws.

         The indemnification and advancement of expenses provided by, or granted pursuant to Article 8 of our Bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

         The Board of Directors has the power to authorize the Company to purchase and maintain insurance on behalf of the Company and others to the extent that power to do so has not been prohibited by the Pennsylvania law, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Company to indemnify a director or officer under Article 8 of our Bylaws is a contract between the Company and such director or officer and no modification or repeal of our Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

         The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

             (a)      Exhibits

EXHIBIT
NUMBER                DESCRIPTION
-------               -----------
    5        --       Opinion of James W. McKenzie, Jr., General Counsel

  23.1       --       Consent of KPMG LLP

  23.2       --       Consent of Arthur Andersen LLP

  23.3       --       Consent of Kost Forer & Gabbay

  23.4       --       Consent of Tonneson & Company CPAs PC

  23.5       --       Consent of James W. McKenzie, Jr., General Counsel (filed as part of Exhibit 5)

  24         --       Power of Attorney (included with the signature page hereof)

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

                  (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

                  (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

                  (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
         Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or caused to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                  (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed by the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on May 31, 2000.

                                       VERTICALNET, INC.


                                       By:   /s/ Gene S. Godick
                                             ---------------------------------
                                             Gene S. Godick
                                             Senior Vice President and
                                               Chief Financial Officer



                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Mark L. Walsh and Gene S. Godick, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any other registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated.

        SIGNATURE                                    TITLE                                 DATE
        ---------                                    -----                                 ----

/s/ Mark L. Walsh                     President and Chief Executive Officer            May 31, 2000
-------------------------------           (Principal Executive Officer)
Mark L. Walsh                             and Director


/s/ Michael J. Hagan                  Chief Operating Officer and Director             May 31, 2000
-------------------------------
Michael J. Hagan


/s/ Gene S. Godick                    Senior Vice President and Chief                  May 31, 2000
-------------------------------       Financial Officer (Principal Financial
Gene S. Godick                            and Accounting Officer)


/s/ Douglas A. Alexander              Chairman of the Board and Director               May 31, 2000
-------------------------------
Douglas A. Alexander


/s/ Jeffrey C. Ballowe                Director                                         May 31, 2000
-------------------------------
Jeffrey C. Ballowe


/s/ Walter W. Buckley III             Director                                         May 31, 2000
-------------------------------
Walter W. Buckley III


                                      Director                                         May 31, 2000
-------------------------------
Leo J. Hindery, Jr.

                                INDEX TO EXHIBITS

    EXHIBIT
    NUMBER                   DESCRIPTION
    -------                  -----------
    5             --         Opinion of James W. McKenzie, Jr., General Counsel

    23.1          --         Consent of KPMG LLP

    23.2          --         Consent of Arthur Andersen LLP

    23.3          --         Consent of Kost Forer & Gabbay

    23.4          --         Consent of Tonneson & Company CPAs PC

    23.5          --         Consent of James W. McKenzie, Jr., General Counsel
                             (filed as part of Exhibit 5)

    24            --         Power of Attorney (included with the signature page hereof)